Exhibit 21

Subsidiaries of Registrant

Jurisdiction

73 Medical Building, LLC	Connecticut
Cypresswood Investments, L.P	Georgia
Riverdale Realty, LLC	Georgia
Sheffield Properties, LLC	Georgia
Cimarron Medical Properties, LLC	Texas
Saratoga Hospital Properties, LP	Texas